Exhibit 10.1
Boardwalk Pipeline Partners
Long-Term Incentive Plan

Grant of Service-Based
Phantom Units with DERs

Grantee:

Grant Date:                                           December 14, 2011

1.
Grant of Service-Based Phantom Units with DERs.  Boardwalk Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby grants to you ______ Phantom Units under the Boardwalk Pipeline Partners Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. This grant of Phantom Units includes a tandem DER grant with respect to each Phantom Unit.  The Partnership shall establish a DER bookkeeping account (“DER Account”) for you with respect to each Phantom Unit granted that shall be credited with an amount equal to any cash distributions made by the Partnership on a publicly-traded common unit of the Partnership (“Common Unit”) during the period such Phantom Unit is “outstanding.”

2.
Vesting.  Subject to Paragraph 3 below, if you remain an Employee of the Partnership or an Affiliate through December 14, 2014 (the “Scheduled Payment Date”), you will become 100% vested in the Phantom Units on that date.  And, except as provided in Paragraph 3, if your employment terminates prior to the Scheduled Payment Date, the Phantom Units automatically shall be forfeited in full without payment upon your termination.  The Vesting Period is the period beginning on December 14, 2011 and ending on December 14, 2014.

Upon the vesting of a Phantom Unit, the amount credited to your tandem DER Account with respect to such Phantom Unit shall also vest.  If a Phantom Unit is forfeited, the amount credited to your tandem DER Account with respect to such forfeited Phantom Unit shall be forfeited at the same time.

3.	Events Occurring Prior to the Scheduled Payment Date.

(a)
Death or Disability.  If your termination of employment occurs prior to the Scheduled Payment Date and is due to your death or a disability that entitles you to benefits under a long-term disability plan of the Partnership or an Affiliate, a Prorata Percentage of the Phantom Units credited to you automatically will become vested and payable on your termination of employment (your “Early Payment Date”).  Such Prorata Percentage shall be equal to A/B, where “A” is the number of days in the period beginning on the Grant Date and ending on your termination of employment, and “B” is the total number of days in the Vesting Period.  The remaining percentage of your Phantom Units that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your termination of employment.

Exhibit 10.1

(b)
Retirement.  If your termination of employment occurs one or more years after the Grant Date and prior to the Scheduled Payment Date and is due to your Retirement, then, subject to your continued compliance during the Vesting Period with the Noncompetition and Nonsolicitation restrictions provided below, the Prorata Percentage (as determined in Paragraph 3(a)) of the Phantom Units credited to you automatically will become vested on your termination of employment, but will not be payable until the Payment Date (as defined in Paragraph 4(a)) with the payment amount determined as of the applicable Payment Date, as provided in Paragraph 4(a) below.  The remaining percentage of your Phantom Units that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your termination of employment.  As used in this Agreement:

(i)
“Retirement” means your termination of employment with the written consent of the Committee on or after reaching age 55 and having 5 or more years of continuous service with the Company and its Affiliates on your termination of employment; provided, however, you must file a written request for Retirement with the Committee at least 180 days prior to your desired retirement date, unless such 180-day period is waived in whole or in part by the Committee, in its sole discretion;

(ii)
“Noncompetition” means that, during the Vesting Period, you do not, directly or indirectly, for yourself or any other person or entity engage in, render any services to, or assist in any manner, without the written consent of the Committee, in the transportation or storage of natural gas (the “Business”) in a geographic area in the United States where the Partnership or its subsidiaries or affiliates are conducting Business or seeking to conduct such Business; and

(iii)
“Nonsolicitation” means that, during the Vesting Period, you do not, directly or indirectly, for yourself or any other person or entity, request or solicit in any manner, without the written consent of the Committee, any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate.

Unless provided otherwise in any written agreement between you and the Partnership, the Committee shall have the sole discretion to determine whether you terminated due to Retirement or have violated the Noncompetition or Nonsolicitation restrictions, which results in a forfeiture of your “vested” Phantom Units, and its determination shall be final.

(c)
Change of Control.  If a Change of Control occurs in the Vesting Period and you incur a Qualified Termination on or after the Change of Control, the Prorata Percentage (as determined in Paragraph 3(a)) of the Phantom Units credited to you automatically will become vested upon your Qualified Termination, but will not be payable until the Payment Date (as defined below), with the payment amount determined as of the applicable Payment Date.  The remaining percentage of your Phantom Units that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your termination of employment.  As used in this Agreement, a “Qualified Termination” means your employment is terminated before the Scheduled Payment Date either (i) by the Company or an Affiliate for any reason other than for a material violation of the Company’s (or Affiliate’s) Code of Conduct Policy or (ii) by you for a material diminution in your duties and responsibilities in the aggregate as compared to your duties and responsibilities immediately before the Change of Control.

Exhibit 10.1

(d)
Other Terminations.  If your termination of employment occurs prior to the Scheduled Payment Date for any reason other than as provided in Paragraphs 3(a), (b) and (c) above, all Phantom Units credited to you automatically shall be forfeited on your termination of employment without payment, unless and to the extent waived by the Committee, in its sole discretion.

For purposes of this Agreement, a “termination of your employment” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder and shall not include a change of your status between any of the following: being an Employee or a Director of, or a Consultant to, the Partnership or an Affiliate of the Partnership.

4.	Payments.

(a)
Vested Phantom Units.  Subject to Paragraph 5, on or as soon as reasonably practical (and, in all events, not later than 2½ months) following the first to occur of the Scheduled Payment Date, your Early Payment Date, or your date of death if your termination was due to your Retirement or Qualified Termination, whichever is applicable (the “Payment Date”), the Partnership (or an Affiliate) shall pay you, with respect to each vested Phantom Unit, an amount of cash equal to the Fair Market Value of a Unit as determined on the earlier of the Payment Date or the date the Common Units ceased to be publicly-traded.  Notwithstanding the foregoing, the Committee reserves the right to change the form of the payment in the future, which may include payment in Common Units, in its sole discretion.

(b)
Vested DER Accounts.  Subject to Paragraph 5, coincident with the payment of a vested Phantom Unit, the Partnership shall pay you an amount of cash equal to the amount credited to your DER Account maintained with respect to such vested Phantom Unit.

5.
Withholding of Taxes.  To the extent that the vesting or payment of a Phantom Unit or its tandem DER Account results in the receipt of compensation by you with respect to which the Partnership (or an Affiliate) has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Partnership (or Affiliate), the Partnership (or Affiliate) shall withhold from payments and/or other compensation due you such amount (in cash, Common Units or any combination thereof, in the Committee’s discretion) as the Partnership (or Affiliate) may require to meet its tax withholding obligations under such applicable law or require you to remit to the Partnership (or Affiliate) such amount of cash as required to meet its tax withholding obligations.  No Common Units may be delivered to you with respect to a vested Phantom Unit until the Partnership’s (or Affiliate’s) tax withholding obligations have been satisfied.

Exhibit 10.1

6.
Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

8.
Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units and tandem DERs granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.
Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the general partner of the General Partner of the Partnership.

10.
Plan Controls.  In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control.  A copy of the Plan is attached hereto.  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

11.
409A Compliance.  The terms of this Agreement shall be construed as necessary to comply with Section 409A of the Internal Revenue Code.  If a payment hereunder would be subject to the additional tax under Section 409A(a)(2)(B)(i), such payment shall be delayed until (i) the first day that is more than six months after your separation from service or (ii) your death, if earlier, and be paid in a lump sum (without interest).  The payment amount shall be determined in accordance with Paragraph 4(a).

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Exhibit 10.1

BOARDWALK PIPELINE PARTNERS, L.P.

by its general partner, Boardwalk GP, LP
by its general partner, Boardwalk GP, LLC

By:
Name:
Title: